UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884

(State of incorporation or organization)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Morgans Hotel Group Co. (the “Company”) hereby amends its Form 8-A dated October 10, 2007, as amended on July 30, 2008 and further amended on October 2, 2009 and on October 16, 2009, relating to the Amended and Restated Stockholder Protection Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent (“Mellon”), dated as of October 1, 2009.
On April 21, 2010, the Board of Directors of the Company resolved to amend the Rights Agreement. The Company and Mellon entered into Amendment No. 2 to the Amended and Restated Stockholder Protection Rights Agreement, dated as of April 21, 2010 (“Amendment No. 2”) to amend the definition of “Beneficial Owner” to exempt the ownership by any person of the Company’s 2.375% Senior Subordinated Convertible Notes Due 2014 (the “Convertible Notes”) from the determination of the beneficial ownership of Company common stock by such person under the Rights Agreement for so long as the Convertible Notes have not been acquired in the two years preceding October 17, 2014 and provided further that at the time the Convertible Notes were acquired the market price of the shares of Company common stock did not exceed the conversion price applicable to the Convertible Notes.
Amendment No 2 is attached hereto as Exhibit 1, and is hereby incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2.
Item 2. Exhibits.

Exhibit No.	Description

(1)	Amendment No. 2, dated as of April 21, 2010, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 22, 2010)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

Date: April 21, 2010

EXHIBIT INDEX

Exhibit No.	Description

(1)	Amendment No. 2, dated as of April 21, 2010, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 22, 2010)